Exhibit 10.50

As of March 1, 2004

Mr. Gerard M. Dombek
13539 Sunset Ridge Lane
St. Louis, MO 63128

Dear Jerry:

Reference is made to your Employment Agreement, dated as of September 25, 1995, as amended by letter agreements, dated as of December 31, 1997, as of December 31, 1999, as of March 1, 2001, and as of March 1, 2003 (together, the "Employment Agreement"). The following paragraphs of your Employment Agreement are revised to read as follows:

1.	Paragraph 1 is hereby amended so that the words in the fourth sentence "an exclusive and" are deleted and replaced with the word "a".

2.	Paragraph 5(a) is hereby amended by adding the following sentence:

"The term of your employment hereunder is hereby extended for a period of one-year to February 28, 2006, subject, however, to early termination pursuant to the provisions of subparagraphs 5(b) or 5(c) below."

3.	Paragraph 5(c) is hereby amended by adding the following sentence:

"Upon the termination of your employment hereunder as aforesaid, the Company shall be relieved of any and all further obligations to you arising out of this Agreement, except for benefits available under the Company's retirement plan, savings plan, disability program, if applicable, and any accrued and unpaid salary and vacation benefits, and authorized expenses."

4.	With respect to Paragraph 6 of the Employment Agreement, please be advised that you will be executing a new Trade Secret Agreement, a copy of which is attached hereto as Exhibit A.

5.	Paragraph 8 is hereby amended by adding the words "including the attachment hereto" between the words "Agreement" and "shall".

Except as set forth above, this letter shall not amend or affect your Employment Agreement. Your underlying Employment Agreement, as hereby amended, is to remain in full force and effect. If the above is in accordance with your understanding, please sign the enclosed duplicate of this letter and return it to me. Upon our receipt of your fully executed copy, this shall constitute a binding agreement between us.

Very truly yours,

SEQUA CORPORATION

	By:	/s/ John J. Quicke

John J. Quicke
President and Chief Operating Officer

AGREED TO AND ACCEPTED

/s/ Gerard M. Dombek

Gerard M. Dombek

Date:

SEQUA CORPORATION
TRADE SECRET
AGREEMENT

Employee Name	Division/Unit	Date
Gerard M. Dombek	Sequa Corporation	March 1, 2004

1. Confidential Information and Trade Secrets

During the course of Employee's employment with SEQUA CORPORATION, a Delaware corporation ("SEQUA"), Employee has in the past and will in the future acquire and have access to trade secrets and/or confidential information belonging to SEQUA. These trade secrets and/or confidential information include, without limitation, business and technical information, whatever its nature and form and whether obtained orally, by observation, from written materials or otherwise, as for example: (i) financial and business information, such as information with respect to costs, commission, fees, profits, sales, markets, mailing lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information, such as devices, formulas and compositions of matter and processes relating to the manufacture of SEQUA's products, designs, drawings, specifications and blueprints of machinery and equipment, new and innovative product ideas, methods, procedures, devices, data processing programs, software, software codes, computer models, research and development projects, compositions of matter and methods of manufacture of products under investigation in the laboratories, pilot plants or plants of SEQUA; (iii) marketing information, such as information on markets, end users and applications, the identity of SEQUA's customers, suppliers, and distributors, their names and addresses, the names of representatives of SEQUA's customers, distributors or suppliers responsible for entering into contracts with SEQUA, SEQUA's financial arrangements with its distributors and suppliers, the amounts paid by such customers to SEQUA, specific customer needs and requirements, leads and referrals to prospective customers; and (iv) personnel information, such as the identity and number of SEQUA's employees, their salaries, bonuses, benefits, skills, qualifications, and abilities. Employee acknowledges and agrees that the Confidential Information and Trade Secrets are not generally known or available to the general public, but have been developed, complied or acquired by SEQUA at its great effort and expense and for commercial advantage and, therefore, takes every reasonable precaution to prevent the use or disclosure of any part of it by or to unauthorized persons. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files.

This letter, when accepted by you, will evidence your agreement in consideration and as a condition of your employment or continued employment by SEQUA and the wages or salary to be paid to you by SEQUA:

(a.)  That you will not, in any manner, either during your employment or at any time after termination of your employment with SEQUA, duplicate, remove, transfer, disclose or utilize, or knowingly allow any other persons to duplicate, remove, transfer, disclose or utilize information, property, assets, trade secrets or other things of value of SEQUA which have not been subject to public disclosure, except as required in the course of your employment at SEQUA. Further, upon such termination of your employment with SEQUA or at any time SEQUA may request, you will immediately return to SEQUA all property of SEQUA including any samples, notes, records, technical reports, electronic records, market research reports, files, correspondence, plans, research notebooks, drawings, customer lists, supplier lists, employee lists and planning documents, as well as all copies thereof.

(b.)  That any and all inventions, discoveries, improvements, writings (including computer software), or compilations which you may conceive or make, either alone or jointly with others during your employment by SEQUA which relate to or are useful in the business of SEQUA, will be the exclusive property of SEQUA and will be regarded as SEQUA's trade secrets and you will promptly and fully disclose all such inventions, discoveries, improvements, writings or compilations to SEQUA.

(c.)  That, irrespective of whether your employment by SEQUA may have terminate you will assist SEQUA, at SEQUA's expense, and sign any and all documents necessary or appropriate to assign to SEQUA your entire right, title and interest in and to any and all inventions, discoveries, improvements, writings or compilations specified in Paragraph 1.b., and to prepare and execute Assignments and such other documents as shall be necessary or appropriate to permit the expeditious preparation, filing or prosecution of such applications for patents or copyrights, or the issuance of patents or copyrights thereon in the name of SEQUA in any countries and to protect the same against infringement by others.

2. Non-Competition.

(a.)  Employee acknowledges and agrees that SEQUA is engaged in a highly competitive business and that by virtue of Employee's high executive position and responsibilities with SEQUA and Employee's access to the Confidential Information and Trade Secrets as set forth in Paragraph 1 above, engaging in any business which is directly competitive with the Company will cause it great and irreparable harm.

(b.)  Accordingly, Employee covenants and agrees that so long as Employee is employed by the Company and for a period of one (1) year after such employment is terminated, whether voluntarily or involuntarily, Employee will not, without the express written consent of the Chief Executive Officer of SEQUA, directly or indirectly, own, manage, operate or control, or be employed in a capacity similar to the position(s) held by Employee with SEQUA, by any company or other for-profit entity engaged in the design, manufacture, marketing or sale of products and services provided by Sequa for which Employee had responsibility or about which Employee acquired Confidential Information and/or Trade Secrets. Because Employee has international responsibilities, in recognition of the international nature of the SEQUA's business which includes the sale of its products and services nationwide and internationally, this restriction shall apply in all areas of the United States, Argentina, Australia, Brazil, Canada, England, France, Germany, Holland, Hong Kong, India, Israel, Italy, Japan, Mexico, Portugal, Singapore, South Africa, Spain, Sweden, Thailand and Wales but only to the extent that Employee gained knowledge while employed by SEQUA of its technology, business opportunities or marketing strategies in that particular country.

(c.)  Employee understands and agrees that Employee may accept employment with a company in any geographic location and without regard to this Agreement as long as the employment pertains solely to that part of the business that is not competitive with the type of services for which Employee had responsibility or about which Employee acquired Confidential Information and/or Trade Secrets at any time while employed by SEQUA, provided that prior to accepting such employment, SEQUA receives a written assurance reasonably satisfactory to SEQUA from the prospective employer that Employee will not render services in that part of the business or in any capacity which competes with SEQUA.

(d.)  If you are unable to obtain employment consistent with your training and education solely because of the provisions of this paragraph, such provision shall bind you as long as SEQUA, in its sole discretion, makes payments to you of an amount equal to your monthly base pay at termination (exclusive of extra compensation or employee benefits) on or before the fifteenth day of each month; however, the total sum to be paid by SEQUA shall in no event be any amount greater than the equivalent of twelve (12) such monthly payments. You will, during each month for which you claim payments, give SEQUA a detailed written account of your efforts to obtain employment and such account will include a statement by you that, although you conscientiously sought employment, you were unable to obtain it solely because of the provisions of this paragraph. It is understood that SEQUA need not make a monthly payment to you for any month during which you have failed to account to SEQUA as provided for herein, but that the restriction on employment provided in this paragraph shall still apply.

You shall be relieved of your agreement as in this paragraph set forth if an officer of SEQUA gives you written permission to accept available employment, or gives you a written release from the obligations of this paragraph, or fails to make the monthly payment required in the above paragraph even though you have fully complied with your obligation to provide detailed written accounts. Upon your obtaining employment, you will promptly give written notice of such employment to SEQUA. It is understood that SEQUA may discontinue the aforesaid monthly payments at any time.

3. Reasonableness of Restrictions.

Employee also understand and agrees that the business in which SEQUA is engaged is competitive on a global basis and that, because of the competitive nature of SEQUA's business, compliance with the restrictions set for this Agreement. Agreement is reasonably necessary for the protection of SEQUA.

4. Enforcement.

Employee acknowledges and agrees that compliance with the covenants set forth in this Agreement is necessary to protect the business and goodwill of SEQUA and that any breach of this Agreement or any subparagraph thereof will result in irreparable and continuing harm to SEQUA, for which money damages may not provide adequate relief. Accordingly, Employee further understands and agrees that in the event Employee violates or breaches this Covenant Not to Compete Agreement, SEQUA may obtain from any court of competent jurisdiction preliminary or permanent injunctive relief, without the necessity of posting bond or other security, enforcing the terms of this Agreement. Employee agrees to pay all legal fees and costs incurred by SEQUA in seeking to enforce this Covenant Not to Compete Agreement.

Miscellaneous.

5.  Employee represents that he has no agreement with or obligations to others in conflict with this Agreement; that should this Agreement be adjudicated illegal in any respect by a court of competent jurisdiction, then only such part of the particular provision so adjudicated shall be abrogated and the remainder of such provision and all other provisions of this Agreement shall remain in full force and effect.

6.  This Agreement shall bind Employee's heirs, executors, administrators and legal representatives and Employee's rights and obligations hereunder may not be assigned or otherwise transferred by you. SEQUA may assign its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its interest in the business or activity in connection with which Employee are employed.

It is understood that the agreement evidenced by this letter, together with your Employment Agreement dated as of March 1, 2004, constitutes the entire agreement between you and SEQUA, and cannot be changed or modified except in writing signed by The Chief Executive Officer of SEQUA.

SEQUA CORPORATION
BY /s/ Norman E. Alexander

[Chief Executive Officer of Sequa]
The undersigned hereby acknowledges receipt of a copy of this Agreement and acceptance of its terms.

/s/ Gerard M. Dombek

Date: